Exhibit 10.96
January 23, 2007
Dear Sue:
It is my pleasure to extend to you an offer of employment as Sr. Vice President of Human Resources with StarTek, Inc. In this position, you will report directly Larry Jones, CEO.
Start Date
Your start date is anticipated to be Tuesday, February 6th, 2007.
Location
You will be at our Denver Headquarters.
Base Compensation
Your base compensation will be $220,000 per year, paid semi-monthly. You will be eligible for future annual salary increases based upon performance and goal achievement.
Stock Options
Upon the Board of Directors approval, you will be awarded options to purchase 100,000 shares of StarTek, Inc. common stock. The strike price for these shares will be the later of; your hire date or the date of approval from the Board of Directors. It is anticipated that 50,000 shares will be awarded at the next Board of Directors meeting in February, with the remaining shares being granted subject to a shareholders vote to increase the number of available shares in May. Vesting in over four years; 25% will vest after one year and monthly thereafter. These options will vest 100% on a change of control.
Variable Compensation Eligibility
You are eligible to participate in the StarTek Leadership Incentive Compensation Plan. Your targeted incentive eligibility is 40% of your actual base earnings. Targets will be set by the Board of Directors annually and payments will be made annually after the Company’s fiscal results are reported.
Paid Time Off
You will be eligible to accrue up to four weeks of paid time off following 90 days of service.
Severance
StarTek will offer you 9 months of severance and 9 months of bonus in the event of termination of employment from StarTek, Inc. other than for “cause.” “Cause” shall require a reasonable good faith determination by StarTek, Inc. and is defined as (1) an act or acts constituting a felony; (2) an act or acts constituting dishonesty or disloyalty with respect to StarTek; (3) an act or acts constituting fraud; and/or (4) an act or acts that materially adversely affect StarTek’s business or reputation.

Benefits
You will be eligible for Health and Welfare Benefits on the first day of the month following hire date. You will also be given additional materials on the other pertinent StarTek USA, Inc. benefits at the time of your orientation.
Employment at Will
Your employment by StarTek, Inc. is “at will” meaning that you are free to terminate your employment with StarTek, Inc. at any time for any reason and that StarTek, Inc. is also free to terminate your employment at any time for any reason.
Sue, we are very excited to have you as part of our team. We believe you possess the skills and background that our organization is looking for as we move toward our bright future. We are confident that you will play a significant role in helping shape the future success of StarTek.
Sincerely,

/s/ A. Laurence Jones

A. Laurence Jones
President and CEO

Cc:	Shelby Peralta, SVP Human Resources Erin Fleck, Compensation Manager
I, Sue Morse, accept this offer with StarTek, Inc.
Signed /s/ Sue Morse.
Date      2/8/07     .